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                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                TRIAD PARK, LLC


         This Limited Liability Company Agreement of Triad Park, LLC, a Delaware limited liability company (the "COMPANY"), is entered into effective as of the 26th day of February, 1997, among Triad Systems Corporation, a Delaware corporation ("TRIAD") and 3055 Management Corp., a California corporation, as the initial members of the Company, and the Persons who subsequently become members of the Company in accordance with the provisions of this Limited Liability Company Agreement.

                                    RECITALS

         A. Triad is the owner of certain real estate assets located in the City of Livermore, State of California, commonly referred to as Triad Park. Triad and 3055 Management Corp. desire to form the Company to acquire, own, manage, develop and sell the real estate assets.

         B. Following the formation of the Company and the transfer of the real estate assets to the Company, Triad will transfer its membership interests in the Company to its shareholders, as a dividend distribution. Upon receipt of the dividend distribution, the shareholders of Triad shall become members of the Company.

         C. 3055 Management Corp. will contribute cash to the Company for its membership interest and will be the initial manager of the Company.

         Therefore, Triad and 3055 Management Corp., for themselves and on behalf of the Share Holders (as defined below), agree to form a limited liability company under the Delaware Limited Liability Company Act on the following terms and conditions:

SECTION 1.  FORMATION

             1.1 FORMATION OF COMPANY. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation pursuant to the Delaware Limited Liability Company Act with the Delaware Secretary of State.

             1.2 NAME. The name of the Company is "Triad Park, LLC" and all Company business shall be conducted under that name or such other names that comply with applicable law as the Manager (as defined below) may select from time to time.

             1.3 PURPOSE AND SCOPE. Subject to the provisions of this Agreement and the Certificate, the purposes of the Company are to acquire the Property (as defined below) and to liquidate the Property, and in the course of liquidating the Property to hold, maintain, operate, develop, improve, subdivide, lease, finance, refinance, offer for sale and sell the Property and any portion of the Property, and do any and all other acts or things that may be necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of these purposes,
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including but not limited to entering into joint venture arrangements with third parties as deemed appropriate to accomplish these purposes.

             1.4 TERM. The Company shall commence on the date the Certificate is filed and shall continue until it is wound up and dissolved pursuant to the provisions of Section 7 of this Agreement.

             1.5 OFFICE; AGENT. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law. The name and address of the registered agent of the Company shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Company may have such other offices as the Manager may designate from time to time.

             1.6 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

             (a) ACT. The Delaware Limited Liability Company Act, as amended from time to time.

             (b) ADVISORY BOARD. The board described in Section 4.6 of this Agreement.

             (c)  AFFILIATE.  When used with reference to a specified Person,
(i) any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer or director of, partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, partner, or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class or voting securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest, and (iv) any immediate family member or spouse of the specified Person.

             (d) AGREEMENT. This Limited Liability Company Agreement, as originally executed and as amended, modified, supplemented or restated from time to time in accordance with its terms.

             (e) BANKRUPTCY. With respect to a Person, the Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against him an order for relief, in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of his properties, or (vii) is the subject of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed within 90 days after its commencement.





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             (f)  BYLAWS.  Rules and regulations governing meetings of Share
Holders, voting procedures and similar matters, as adopted and amended from time to time by the Advisory Board.

             (g) CERTIFICATE. The Certificate of Formation of the Company, as originally filed and as amended or restated from time to time in accordance with this Agreement and the Act.

             (h) CODE. The Internal Revenue Code of 1986 or any successor statute, as amended from time to time.

             (i) COMPANY. Triad Park, LLC, a Delaware limited liability company.

             (j) DISTRIBUTABLE CASH. Cash funds of the Company from any source, less the sum of (i) an amount sufficient for the payment of all expenses of the Company then due and payable, (ii) reasonable reserves for the Company as determined by the Manager and approved by the Advisory Board and
(iii) amounts required to be retained by the Company under the terms of the Distribution Agreement.

             (k) DISTRIBUTION AGREEMENT. The Real Estate Distribution Agreement among the Company, Triad, 3055 Management Corp. and 3055 Triad Dr. Corp., a California Corporation, as amended from time to time.

             (l) DISTRIBUTION DATE. The date on which Triad completes the distribution of the Shares to those Persons who were shareholders of Triad on the Record Date.

             (m) FISCAL YEAR. The taxable year of the Company shall end December 31 of each year.

             (n)  INITIAL MEMBERS.  Triad and 3055 Management Corp.

             (o)  MAJOR DECISIONS.  As defined in Section 4.6(b).

             (p) MAJORITY VOTE. The vote of Share Holders holding more than fifty percent (50%) of the Shares.

             (q) MANAGER. 3055 Management Corp., and any Person or Persons who succeed it as manager of the Company.

             (r) PERSON. A natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity, in its own or any representative capacity.

             (s) PROPERTY. The land and improvements to be contributed to the Company by Triad pursuant to the Distribution Agreement.

             (t) RECORD DATE. The date as of which the Triad stockholders of record who will receive the distributions of Shares are determined.

             (u)  RIGHTS AGREEMENT.  As defined in Section 9.





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             (v)  SHARE.  A Share Holder's rights as a member in the Company, collectively, including the right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the Company, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

             (w) SHARE HOLDER. A Person who is a member in the Company by being a holder of one or more Shares.

             (x) SPINOFF DISTRIBUTION. The distribution by Triad of the Shares to the Persons who were shareholders of Triad on the Record Date.

             (y)  TAX DISTRIBUTION.  As defined in Section 3.1.

             (z) TRANSFER AGENT. The company selected by the Manager, with the approval of the Advisory Board, to serve as registrar and transfer agent for the Shares, and any Person or Persons who succeed it as registrar and transfer agent for the Shares.

             (aa) TRANSFER APPLICATION. An application for transfer of Shares in the form set forth on the back of a Share certificate, substantially in the form attached to this Agreement as Exhibit A.

             (bb)  TRIAD.  Triad Systems Corporation, a Delaware corporation.

SECTION 2.  CAPITALIZATION OF THE COMPANY

             2.1 TRIAD CONTRIBUTION. Prior to the Distribution Date, and subject to terms and conditions of the Distribution Agreement, Triad shall transfer title to its interest in the Property to the Company, subject only to the liabilities, liens and encumbrances as are expressly permitted under the Distribution Agreement, together with such other assets as may be required by the Distribution Agreement. In exchange for its contribution, Triad shall be admitted as an Initial Member and shall be issued a number of Shares equal to the aggregate number of outstanding shares of stock of Triad as of the Record Date. It is agreed that the fair market value of Triad's contribution shall be determined based upon an appraisal and shall be consistent with the value used for Triad's income tax returns.

             2.2 3055 MANAGEMENT CORP. CONTRIBUTION. At the time Triad transfers the Property to the Company, 3055 Management Corp. shall contribute to the Company its promissory note in an amount equal to 1.01% of the fair market value of Triad's contribution pursuant to Section 2.1. The promissory note shall be due and payable 5 days after the Spinoff Distribution, shall be interest-free if timely paid, and shall contain such other provisions as Triad may reasonably require. In exchange for its contribution of the promissory note, 3055 Management Corp. shall be admitted as an Initial Member and shall be issued a number of Shares equal to 1.01% of the number of Shares issued to Triad pursuant to Section 2.1.

             2.3 ADDITIONAL CAPITAL. No Share Holder shall have any obligation to contribute additional capital to the Company, other than as required under Sections 2.1 and 2.2 of this Agreement. If Company capital and revenues are insufficient to meet its cash requirements and the Company is unable to obtain loans on terms the Advisory Board deems acceptable, the Company may issue additional membership interests in exchange for additional contributions to the capital of the





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Company, on such terms as are determined by the Advisory Board, which may involve the issuance of more Shares or may involve the issuance of other membership interests with priority over existing Shares as to distributions, taxable income or loss, voting rights and participation in management. Provided the additional membership interests have been issued in conformity with the determination of the Advisory Board, this Agreement may be amended by the Manager to reflect the sale of the additional membership interests, the admission of additional members and any changes in allocations of distributions, taxable income or loss, voting rights and participation in management, and such amendment shall not require the approval of the Share Holders.

             2.4 LOANS. Subject to the approval of the Advisory Board, the Manager, from time to time and in its reasonable judgment, may obtain loans from third parties to meet operating expenses and capital expenditures of the Company, which loans may be unsecured or secured by all or a portion of Company assets. If loans from third parties are unavailable on terms and conditions which the Manager deems reasonable, then any Share Holder may, but shall not be obligated to, loan money to the Company. Any loan from a Share Holder shall bear interest at such rate and be payable on such terms as the lending Share Holder and the Manager may determine.

SECTION 3.  DISTRIBUTIONS AND ALLOCATIONS

             3.1 DISTRIBUTIONS. In general, the Company shall distribute Distributable Cash to the Share Holders at such times and in such amounts as the Advisory Board may determine. Notwithstanding the preceding sentence, for each Fiscal Year of the Company in which the Company has taxable income (except the Fiscal Year in which the Company is liquidated), and to the extent the Company has sufficient Distributable Cash, the Company shall distribute not less than an amount equal to the product of (i) the Company's taxable income multiplied by (ii) the highest marginal federal income tax rate imposed on individual taxpayers (the "TAX DISTRIBUTION"). The Tax Distribution shall be completed not later than ninety (90) days after the end of the Fiscal Year in which the Company has taxable income.

             3.2 ALLOCATION OF DISTRIBUTIONS. Distributions of the Tax Distribution and distributions of Distributable Cash shall be allocated and distributed to the Share Holders in proportion to their record ownership of Shares as of the date the distribution is declared. A declared distribution shall be made as soon as practicable after the declaration date.

             3.3 WITHHOLDINGS AS DISTRIBUTIONS. Any amounts withheld by the Company pursuant to the Code or any other provision of state or local law with respect to any allocation or distribution to a Share Holder shall be treated as a distribution to the Share Holder for all purposes under this Agreement. If withholding payments exceed the amount of distributions the Share Holder would otherwise have received from the Company, the Share Holder shall be obligated to return such excess payments to the Company, plus interest at the rate of 10% per annum from the date(s) of such excess payments.

             3.4 LIMITATIONS ON DISTRIBUTIONS. No Share Holder shall become entitled to any distribution from the Company until such time as the distribution is actually paid by the Company. No Share Holder has any right to demand and receive any distribution from the Company in any form other than money. No Share Holder may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other





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Share Holders.  No distribution shall be made by the Company if the distribution is prohibited by Section 18-607(a) of the Act.

             3.5  ALLOCATIONS OF INCOME OR LOSS.

             (a) Within 45 days after the end of each calendar month, the Company shall conduct an interim closing of the books as of the end of the last day of that calendar month. On the basis of the closing of the books for each calendar month, the Company shall determine the amounts of income, gain, loss, deduction and credit attributable to that calendar month.

             (b) Items of income, gain, loss, deduction or credit of the Company for any calendar month shall be allocated among the Share Holders of record as of the last day of that calendar month, in proportion to their ownership of Shares on such date. For purposes of accounting for transfers of Shares under this Section 3.5, transfers which are effective on or before the 15th day of a calendar month shall be deemed to be effective as of the first day of the calendar month, and transfers which are effective after the 15th day of a calendar month shall be deemed to be effective as of the first day of the succeeding calendar month. The effective date of a transfer of Shares shall be determined under Section 5.5 below. The allocations of income, gain, loss, deduction and credit under this Section 3.5 shall not affect the allocation of distributions under Sections 3.2 and 7.3.

             3.6 REDEMPTION OF SHARES. Within 5 days after 3055 Management Corp. pays the promissory note described in Section 2.2 of this Agreement, the Company shall redeem Shares from the Share Holder or Share Holders who are the stockholders of 3055 Management Corp. The redemption shall be for an amount of cash equal to the capital contribution of 3055 Management Corp. and the number of Shares to be redeemed shall be equal to the number of Shares issued to 3055 Management Corp. If 3055 Management Corp. has more than one stockholder, the redemption shall be in proportion to their ownership of the stock of 3055 Management Corp.

SECTION 4.  MANAGEMENT

             4.1 MANAGEMENT. The business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the business of the Company to the best of its ability and shall devote such time and effort to the business and affairs of the Company as may be necessary and appropriate for the success of the Company. The Manager need not be a Share Holder. The initial Manager shall be 3055 Management Corp. who shall continue as the Manager until it resigns or is removed by the Advisory Board. The Manager may resign upon 60 days prior written notice to the Advisory Board.
The Manager may be removed at any time, with or without cause, by the Advisory Board and the Advisory Board may appoint the successor to any Manager who resigns or is removed.

             4.2 SPECIFIC AUTHORITY OF THE MANAGER. Except as otherwise provided in this Agreement, the Manager shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. Subject to the approval rights of the Advisory Board for Major Decisions, the Manager shall have the power and authority to take any of the following actions:





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             (a)  To operate, maintain, develop and improve the Property and to apply for and obtain land use entitlements, building permits, zoning designations and variances, as the Manager determines are necessary or appropriate or in the best interests of the business of the Company;

             (b) To borrow money and, to secure any such borrowings, to mortgage, pledge or otherwise encumber any and all assets of the Company and the rights of the Company under any agreements;

             (c) To cause to be paid all amounts due and payable by the Company to any person and to collect all amounts due to the Company;

             (d) To lease any portion of the Property, and modify, terminate or extend any lease of any portion of the Property;

             (e) To employ such agents, employees, accountants, attorneys, consultants and other Persons, including itself and its Affiliates, necessary or appropriate to carry out the business and affairs of the Company, whether or not any such persons so employed are affiliated or related to any Share Holder, and to pay such fees, expenses, salaries, wages and other compensation to such Persons as the Manager shall in its sole discretion determine, except that any compensation paid to the Manager or any Affiliate of the Manager shall be approved by the Advisory Board;

             (f) To pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Company;

             (g) To pay any and all reasonable fees and to make any and all reasonable expenditures which it, in its sole discretion, deems necessary or appropriate in connection with the organization of the Company, the management of the affairs of the Company, and the carrying out of its obligations and responsibilities under this Agreement and the Act, and to enforce all rights of the Company;

             (h) To offer for sale, sell, or otherwise dispose of any of any part of or any interest in the assets owned by the Company;

             (i) To file applications, to communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Company, the Property, or any aspect of the Company's business;

             (j) To make or revoke any election permitted the Company by any taxing authority;

             (k) To maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance necessary or appropriate to the business of the Company, in such amounts and of such types, as the Manager shall determine from time to time, provided the insurance is available on terms which the Manager deems reasonable;

             (l) To apply, in accordance with the provisions of this Agreement, any insurance proceeds to the restoration of the Property or to distribute the proceeds;





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             (m)  To cause to be paid any and all taxes, charges and
assessments that may be levied, assessed or imposed upon the Company and any of the assets of the Company, unless the same are contested by the Manager in good faith;

             (n) To establish and maintain such reserves as the Manager and the Advisory Board determine are reasonably necessary or appropriate, and to invest Company reserves in such liquid investments as the Manager may select from time to time;

             (o) To engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of the purposes of the Company, so long as such activities and contracts may be lawfully carried on or performed by a limited liability company under applicable law, including but not limited to joint ventures or other business relationships for the joint development and sale of the Property or any portion of the Property;

             (p) To submit to the vote of the Advisory Board or the Share Holders any matter which the Manager determines is appropriate for approval;

             (q) To admit additional Share Holders or other members and permit additional capital contributions as provided in Section 2.3 (and appropriately amend this Agreement if necessary to reflect the admissions and additional capital contributions and other terms); and

             (r) Upon the dissolution of the Company, to liquidate and terminate the Company in accordance with the provisions of this Agreement.

         4.3 LIMITATION ON MANAGER'S AUTHORITY. The Manager shall not have authority to:

             (a) Do any act in contravention of this Agreement or knowingly refrain from doing any act required by this Agreement;

             (b) Perform any act that would subject the Share Holders to liability for Company obligations in any jurisdiction, or refrain from performing any act if such failure would subject the Share Holders to personal liability for Company obligations in any jurisdiction;

             (c) Confess a judgment against the Company which would make it impossible to carry on the business of the Company;

             (d) Acquire any real property, including any interest in real property, or any other illiquid asset, other than the Property (except that this limitation shall not be construed to prevent the Manager from entering into lot line adjustments and similar arrangements with adjacent property owners);

             (e) Cause the Company to acquire any asset or enter into any transaction if the effect of such acquisition or transaction will be the receipt by the Company of income which is not "qualifying income" as that term is defined in Section 7704 of the Code;

             (f) Take any action that would cause the Company to be taxed as a corporation for federal income tax purposes; or





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             (g)    Except as otherwise provided herein, amend this Agreement
without the approval of the Share Holders.

             4.4  DUTIES OF THE MANAGER.

             (a) Subject to the terms and conditions of this Agreement, the Manager shall proceed to liquidate the Property.

             (b) The Manager shall take all actions which may be necessary or appropriate for the continuation of the Company's existence as a limited liability company under the Act and to preserve the limited liability of the Share Holders.

             (c) The Manager shall cause to be prepared and timely filed each year, at the expense of the Company, all federal, state or local tax or information returns required of the Company, and shall cause the Company to pay any and all taxes that may be imposed on the Company, or for which the Company has a legal obligation to collect and/or remit, when and as the taxes are due.

             (d) The Manager shall not be obligated to devote full time to the affairs of the Company, but shall devote the amount of time reasonably necessary to manage the Company's business and perform the Manager's duties.

             4.5 COMPENSATION. As compensation for additional California tax liability that the Share Holder-owners of 3055 Management Corp. will suffer, 3055 Management Corp. shall receive an annual fee equal to two percent (2%) of the net income, if any, allocated to 3055 Management Corp. under Section 3.5 for the previous Fiscal Year. This fee shall be paid within 60 days following the end of such Fiscal Year. 3055 Management Corp. or any successor Manager shall be entitled to receive additional compensation from the Company only as specified in a written agreement between the Manager and the Company, which agreement and any modifications of the agreement shall require the approval of the Advisory Board.

             4.6  ADVISORY BOARD.

             (a) Following the Spinoff Distribution, an advisory board (the "ADVISORY BOARD") shall be formed. The Advisory Board shall be comprised of not less than three nor more than five individuals. The exact number of members of the Advisory Board shall be set from time to time by resolution of the Advisory Board. The initial members of the Advisory Board shall be those Persons who were members of the Board of Directors of Triad on the date of the contribution by Triad contemplated by Section 2.1 and who agree to serve as members of the Advisory Board. Those initial members of the Advisory Board shall hold office until the first meeting of Share Holders. Subsequent members of the Advisory Board shall be elected for two year terms. Members of the Advisory Board must be at least 18 years of age, but need not be Share Holders. Each member of the Advisory Board shall hold office until the expiration of the term for which elected or until a successor has been elected. A member of the Advisory Board may be removed at any time, with or without cause, by a Majority Vote. If a vacancy on the Advisory Board exists other than by removal, the vacancy may be filled by majority vote of the remaining members of the Advisory Board. If a vacancy on the Advisory Board exists because of the removal of a member, such vacancy may be filled only by Majority Vote.





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             (b)   The Advisory Board shall meet with the Manager from time to time to consider Major Decisions and, in the discretion of its members, to advise and comment on the Company's business plan. In addition, any member of the Advisory Board may propose business strategies to the Manager. Except with respect to Major Decisions, any actions taken by the Advisory Board shall be advisory only and the Manager shall not be required or otherwise bound to act in accordance with any recommendations made by the Advisory Board or any of its members. The following proposed actions of the Company ("MAJOR DECISIONS") shall require approval of a majority of those members of the Advisory Board voting at a meeting at which a quorum is present:

                 (1) Any offer to sell additional Shares or other membership interests and the rights, preferences and privileges of any additional membership interests.

                 (2) The removal of the Manager, the engagement of a successor Manager, any contract, agreement or transaction with the Manager or any of its Affiliates and the payment of any compensation to the Manager or any of its Affiliates pursuant to Section 4.5.

                 (3) Any contract, lease, agreement, or other transaction which will or might obligate the Company to perform any duties or make any payments for a period longer than three years, and the extension of any contract, lease, agreement, or other transaction beyond three years.

                 (4) All sales, leases, or other dispositions of the Property or any portion of the Property, and the entering into any listing agreement for the purpose of selling, leasing or disposing of the Property or any portion of the Property.

                 (5) Entering into any partnership, joint venture, or similar arrangement with any Person for the purpose of developing or marketing the Property or any portion of the Property.

                 (6) Borrowing money or terminating, modifying, or amending any agreement relating to Company borrowings.

                 (7) The construction of improvements to the Property or any portion of the Property, and the entering into any contracts or agreements to construct improvements to the Property, except those improvements required by existing agreements with the City of Livermore.

                 (8) Any amendment, modification or termination of the existing agreements with the City of Livermore.

                 (9) The appointment and removal of officers of the Company and the compensation, if any, to be paid to any officers.

                 (10) The selection and terms of engagement of any management company to manage the Property and/or the liquidation of the Property.

                 (11) The amount of any reserves to be retained by the Company in connection with the determination of Distributable Cash and the decision to make any distribution of Distributable Cash.





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                 (12)  The adoption of Bylaws and any amendment to the Bylaws.

                 (13) The filing on behalf of the Company of a voluntary petition in bankruptcy or request for similar relief under any statute, law or regulation.

                 (14) Entering into, and any amendment, modification or termination of the Rights Agreement, and the exercise of any rights, powers or elections under the Rights Agreement.

                 (15) Selection and the terms of engagement of the Company's independent certified public accountants.

             (c) Meetings of the Advisory Board shall be held whenever called by the Manager or by any member of the Advisory Board. Notice of each meeting shall be given to each member of the Advisory Board at least two business days before the date on which the meeting is to be held. Members of the Advisory Board may participate in a meeting of the Advisory Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another. A quorum shall be at least one-half of the members of the Advisory Board. Participation in a meeting shall be a waiver of the requirement of notice of the meeting.

             (d) Any action required or permitted to be taken by the Advisory Board may be taken without a meeting, if all the members of the Advisory Board consent in writing to that action. Any action by written consent shall have the same force and effect as a unanimous vote of the Advisory Board. All written consents shall be filed with the minutes of the proceedings of the Advisory Board.

             (e) Members of the Advisory Board shall not possess or exercise any power of a manager under the Act. No member of the Advisory Board is an agent of the Company and no member of the Advisory Board (other than the Manager or an officer) can bind or execute any instrument on behalf of the Company.

             (f) Members of the Advisory Board shall be entitled to receive reimbursement of expenses and an annual retainer fee of $10,000 plus a fee of $750 for each regular meeting and $250 for each telephonic meeting of the Advisory Board which they attend, as compensation for their services as members of the Advisory Board.

             4.7 OFFICERS. The Advisory Board may, from time to time, appoint one or more individuals to be officers of the Company. Any officers so appointed shall have such authority and perform such duties as set forth in the Bylaws or as the Advisory Board may, from time to time, delegate to them. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Advisory Board. Any officer may be removed from office, either with or without cause, by the Advisory Board.

             4.8 LIABILITY OF MANAGER AND OTHERS. The Manager, an officer, or a member of the Advisory Board shall not be liable to the Company or the Share Holders for any mistake of fact or judgment or for the doing of, or failing to do, any act in conducting the business, operations and affairs of the Company, which may cause or result in any loss or damage to the Company or the

Share Holders, unless such mistake, act or failure to act is the result of the person's fraud, bad faith or willful misconduct. In performing his or her duties, a Manager, an officer, or a member of the Advisory Board shall be entitled to rely on information, opinion, reports, or statements, including financial statements and other financial information, prepared or provided by any attorney, independent accountant, officer, employee or other agent of the Company, or other Person as to matters which the Manager, officer, or member of the Advisory Board believes to be within such Person's professional or expert competence. The Manager, any officer and the members of the Advisory Board shall have only the duties imposed upon them by this Agreement.

             4.9 INDEMNIFICATION. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, (i) each Manager, (ii) each officer, (iii) each member of the Advisory Board, and (iv) each agent, partner, employee, counsel and Affiliate of each Manager, officer, member of the Advisory Board, or of any of their Affiliates (individually, an "Indemnified Party"), as follows:

             (a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, any Indemnified Party from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts ("Indemnified Costs") arising from all claims, demands, actions, suits or proceedings ("Actions"), whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise arising as a result of its status as (i) a Manager, (ii) an officer, (iii) a member of the Advisory Board, or (iv) an agent, partner, employee, counsel or Affiliate of a Manager, an officer, a member of the Advisory Board, or any of their Affiliates, regardless of whether the Indemnified Party continues in the capacity at the time the liability or expense is paid or incurred, and regardless of whether the Action is brought by a third party, a Share Holder, or by or in the right of the Company; provided, however, no such Person shall be indemnified for any Indemnified Costs which proximately result from the Person's fraud, bad faith or willful misconduct or the Person's material breach of this Agreement.

             (b) The Company shall pay or reimburse, to the fullest extent allowed by law and consistent with Section 4.9(a) above, in advance of the final disposition of the proceeding, Indemnified Costs incurred by the Indemnified Party in connection with any Action that is the subject of Section 4.9(a) above.

             (c) Notwithstanding any other provision of this Section 4.9, the Company shall pay or reimburse Indemnified Costs incurred by an Indemnified Party in connection with such Person's appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnified Party is not a named defendant or respondent in the proceeding.

             (d) The Manager shall cause the Company to purchase and maintain insurance or other arrangements on behalf of the Indemnified Parties against any liability asserted against any Indemnified Party and incurred by any Indemnified Party in that capacity, or arising out of the Indemnified Party's status in that capacity, regardless of whether the Company would have the power to indemnify the Indemnified Party against that liability under this Section
4.9. The indemnification provided by this Section 4.9 shall be in addition to any other rights to which the Indemnified Parties may be entitled under any agreement, any vote of the Share Holders, as a matter of law, or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Party.

             (e) An Indemnified Party shall not be denied indemnification in whole or in part under this Section 4.9 because the Indemnified Party had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

             4.10 OTHER ACTIVITIES. Nothing in this Agreement shall be deemed to restrict or affect the freedom of any Share Holder, any Manager, or any member of the Advisory Board (or any of their Affiliates) to conduct any business or activity whatsoever, including real estate activities, or to own any interest in any business or entity whatsoever without any liability or accountability arising on the part of any Person to the Company or to any Share Holder in respect of any income, profit, opportunity or other matter derived from such business or activity. Neither a Share Holder, a Manager, a member of the Advisory Board, nor any of their Affiliates shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be exploited by the Company, and each Share Holder, Manager and member of the Advisory Board and any of their Affiliates shall have the right to take for his own account or to recommend to others any such particular investment opportunity.

             4.11 CONFLICTS OF INTEREST. No contract or transaction between the Company and one or more of the members of the Advisory Board or an Affiliate of one or more of the members of the Advisory Board shall be void or voidable solely by reason of such contractual relationship, or solely because the interested member(s) of the Advisory Board is (are) present at or participate(s) in the meeting of the Advisory Board which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

             (a) The material facts as to his or their relationship and as to the contract or transaction are disclosed or are known to the Advisory Board and the Advisory Board in good faith authorizes the contract or transaction by the affirmative votes of a majority of disinterested members of the Advisory Board, even though the disinterested members be less than a quorum; or

             (b) The material facts as to his or their relationship and as to the contract or transaction are disclosed or are known to the Share Holders and the contract or transaction is specifically approved in good faith by a Majority Vote; or

             (c) The contract or transaction is fair to the Company as of the time it is authorized, approved or ratified by the Advisory Board.

SECTION 5.  INTERESTS OF SHARE HOLDERS

             5.1  ADMISSION OF SHARE HOLDERS.

             (a) The Initial Members of the Company are the Persons executing this Agreement, each of whom is admitted to the Company as a Share Holder effective upon the execution by such Person of this Agreement. Upon completion of the Spinoff Distribution, Triad shall cease to be a Share Holder and shall have no further rights as a Share Holder under this Agreement or the Act.

             (b) Upon completion of the Spinoff Distribution and upon registration of their names in the records of the Company, the Persons who receive Shares from Triad shall be automatically admitted as Share Holders.

             (c) Persons who acquire Shares or other membership interests pursuant to Section 2.3 of this Agreement shall become members upon execution of this Agreement and upon registration of their names in the records of the Company and such other conditions as the Manager may require for admission.

             5.2 AUTHORITY OF SHARE HOLDERS. No Share Holder, acting solely in the capacity of a Share Holder, is an agent of the Company and no Share Holder (other than a Manager or an officer) can bind or execute any instrument on behalf of the Company.

             5.3 VOTING RIGHTS OF SHARE HOLDERS. The Share Holders shall have the right to vote on the matters set forth in this Agreement, including the matters listed in this Section 5.3. Except as otherwise provided in this Agreement or in the Act, matters on which the Share Holders may vote shall require approval by Majority Vote. Share Holders shall have the right to vote on the following matters:

             (a) The election and removal of members of the Advisory Board, pursuant to Section 4.6;

             (b) Any amendment of this Agreement; provided, however, (i) no amendment may require a Share Holder to contribute additional capital to the Company unless the Share Holder has approved the amendment, and (ii) the Manager shall have the power to amend this Agreement without the vote of the Share Holders to the extent permitted under Section 10.10(b);

             (c) Any merger of the Company with or into another business entity;

             (d)  The dissolution of the Company pursuant to Section 7.1(a);
and

             (e) Such other matters as the Manager or the Advisory Board may from time to time elect to submit to the vote of the Share Holders, it being understood and agreed that the Manager and the Advisory Board shall not be obligated to submit any other matters to the vote of the Share Holders.

             5.4 WITHDRAWAL. A Share Holder who withdraws or resigns from the Company, whether by assignment of his Shares or otherwise, shall not have the right to receive the fair value of his Shares from the Company.

             5.5  REGISTRATION AND TRANSFERS OF SHARES.

             (a) The Company shall keep or cause to be kept on behalf of the Company a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 5.5(b), the Company will provide for the registration and transfer of Shares. The Transfer Agent is appointed registrar and transfer agent for the purpose of registering Shares and transfers of Shares as provided in this Agreement. The Company shall not recognize transfers of Shares unless such transfers are effected in the manner described in this Section 5.5. Upon surrender of a share certificate for registration and transfer, and subject to the provisions of Section 5.5(b), the appropriate officers of the Company or the Manager on behalf of the Company shall execute and deliver, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new certificates evidencing the same aggregate number of Shares as was evidenced by the certificate surrendered.

             (b) The Company shall not recognize any transfer of Shares until the certificates evidencing the Shares are surrendered for registration of transfer and the certificates are accompanied by a Transfer Application and such other instruments and documents as are reasonably required by the Manager duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Company for the transfer; provided, that as a condition to the issuance of any new certificate under this Section 5.5, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect to the issuance.

             (c) The Company and the Manager shall be entitled to treat the record owner (as reflected on the books of the Company) of any Shares as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to the record owner until such time as a Transfer Application has been received by the Company. The effective date of a transfer shall be (i) the date of receipt and acceptance by the Transfer Agent of the Transfer Application, or (ii) such later date as may be specified in the Transfer Application.

             (d) A transferee of Shares who has completed and delivered a Transfer Application shall be deemed to have (i) agreed to comply with and be bound by and to have executed this Agreement, and (ii) represented and warranted that the transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement.

             (e) The Manager may impose restrictions on the transfers of Shares if the Manager determines that restrictions are necessary to avoid a significant risk of the Company becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the Manager may determine to be necessary or appropriate to impose the restrictions; provided, however, that any amendment that the Manager believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of Shares on the principal national securities exchange on which the Shares are then traded must be approved, prior to the amendment being effected, by the Advisory Board.

             5.6 DECEASED, INCOMPETENT OR DISSOLVED SHARE HOLDER. The death, incompetence, or dissolution of a Share Holder shall not cause dissolution of the Company. If a Share Holder who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Share Holder's person or property, the Share Holder's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Share Holder's rights for the purpose of settling the Share Holder's estate or administering the Share Holder's property. If a Share Holder is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Share Holder may be exercised by its legal representative or successor.

SECTION 6.  ACCOUNTING MATTERS

             6.1 MAINTENANCE OF RECORDS. The Company shall maintain the following records:

             (a) A current list of the full name and last known business, residence, or mailing address of each Share Holder and Manager.

             (b) A copy of the Certificate and all amendments, together with any powers of attorney pursuant to which any amendment has been executed.

             (c) Copies of the Company's federal, state and local income tax or information returns for each Fiscal Year.

             (d) Copies of this Agreement and any amendments to this Agreement, together with any powers of attorney pursuant to which any amendment has been executed.

             (e) True and full information regarding the status of the business and financial condition of the Company.

             (f) True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Share Holder and which each Share Holder has agreed to contribute in the future, and the date on which each became a Share Holder.

             6.2  DELIVERY TO SHARE HOLDERS AND INSPECTION.

             (a) Except as provided in Section 6.2(b), any Company records are subject to inspection and copying for a proper purpose at the reasonable request, and at the expense, of any Share Holder during ordinary business hours. A Share Holder's agent or attorney has the same inspection and copying rights as the Share Holder. The right to copy records includes, if reasonable, the right to receive copies made by photographic, xerographic or other means. The Company may impose a reasonable charge, not to exceed the estimated cost of labor and material for production or reproduction, for copies of any documentation provided to a Share Holder. Any demand by a Share Holder under this Section shall be in writing and shall state the purpose of such demand.

             (b) The Manager shall have the right to keep confidential from the Share Holders, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

             6.3 REPORTS. The Company shall send or cause to be sent to each Share Holder within 90 days after the end of each Fiscal Year such information as is necessary to complete federal and state income tax or information returns for the year.

             6.4  TAX AND ACCOUNTING MATTERS.

             (a) All accounting matters shall be determined in accordance with generally accepted accounting practices and principles, consistently applied. The revenues and expenses and the operations of the Company shall be reported on the accrual method for both accounting and tax purposes.

             (b) The Manager shall be the "tax matters partner" for purposes of the Code. The tax matters partner shall act on behalf of the Company in the event of an audit of the Company by the Internal Revenue Service, and may make such decisions and take such actions in the course of any such audit as he deems necessary or desirable.

             (c) As soon as practicable after the end of each Fiscal Year, the Company's financial statements shall be audited by a firm of independent certified public accountants selected by the Manager and approved by the Advisory Board.

             (d) The Company shall elect to be taxed as a partnership for federal income tax purposes, but shall elect to be taxed as a corporation for California state income tax purposes.

SECTION 7.  DISSOLUTION AND LIQUIDATION

             7.1 EVENTS OF DISSOLUTION. Except as otherwise provided in this Agreement, the Company shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of the following:

             (a)     Upon a Majority Vote to dissolve the Company.

             (b) Upon the sale or other disposition of all or substantially all of the assets and properties of the Company and distribution to the Share Holders of the proceeds of the sale or other disposition.

             The Company shall not dissolve, but shall continue in the event of the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Share Holder.

             7.2 EFFECT OF DISSOLUTION. Upon any dissolution of the Company under this Agreement or the Act, except as otherwise provided in this Agreement, the continuing operation of the Company's business shall be confined to those activities reasonably necessary to wind up the Company's affairs, discharge its obligations, and liquidate its assets and properties in a businesslike manner.

             7.3  LIQUIDATION AND TERMINATION.

             (a) If the Company is dissolved, then an accounting of the Company's assets, liabilities and operations through the last day of the month in which the dissolution occurs shall be made, and the affairs of the Company shall thereafter be promptly wound up and terminated. Unless the Manager has dissolved or entered into Bankruptcy, the Manager shall serve as the liquidating trustee of the Company. If the Manager has dissolved or entered into Bankruptcy, the Advisory Board shall appoint one or more Persons to serve as the liquidating trustee of the Company. The liquidating trustee will be responsible for winding up and terminating the affairs of the Company and will determine all related matters (including, without limitation, the arrangements to be made with creditors, to what extent and under what terms the assets of the Company are to be sold, and the amount or necessity of cash reserves to cover contingent liabilities) as the liquidating trustee deems advisable and proper. The liquidating trustee will liquidate the assets of the Company as promptly as is consistent with obtaining their fair market value, and the proceeds, to the extent sufficient, will be applied and distributed in the following order:

                 (1) To the payment and discharge of all of the Company's debts and liabilities to creditors (including Share Holders) in the order of priority as provided by law, other than liabilities for distributions to Share Holders; and

                 (2) The balance, if any, to the Share Holders in proportion to their ownership of Shares as of the date of distribution. All distributions shall be made by the end of the Fiscal Year in which the liquidation occurs or, if later, within ninety (90) days after the date of liquidation.

             (b) After all of the assets of the Company have been distributed, the Company's legal existence shall terminate; however, if at any time thereafter any funds in any cash reserve fund referred to in Section 7.3(a) are released because the need for the cash reserve fund has ended, the funds shall be distributed to the Share Holders in the same manner as if the distribution had been made pursuant to Sections 7.3(a)(1) and (2) above.

             (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(g), if any Share Holder has a deficit or negative balance in the Share Holder's capital account (after giving effect to all contributions, distributions, allocations, and other capital account adjustments for all taxable years, including the year during which such liquidation occurs), the Share Holder shall have no obligation to make any capital contribution to the Company, and the negative balance of the Share Holder's capital account shall not be considered a debt owed by the Share Holder to the Company or to any other Person for any purpose whatsoever.

             7.4 CERTIFICATE OF CANCELLATION. Upon the completion of the winding up of the affairs of the Company, the Manager shall prepare, execute and deliver to the Delaware Secretary of State a certificate of cancellation in accordance with Section 18-203 of the Act.

             7.5 RECOURSE TO ASSETS. The Share Holders shall look solely to the assets of the Company for any profits or return of their capital contributions. If the assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return a Share Holder's capital contributions or profits, the Share Holder shall have no recourse against the Company or the other Share Holders.

SECTION 8.  DISPUTE RESOLUTION

             8.1 DISPUTE RESOLUTION. Any controversy, dispute or claim ("CLAIM") between any Share Holder and the Company or between the Manager and the Company, arising out of or relating to this Agreement or the Company, whether arising in contract or tort, law or equity, shall be subject to a non-binding mediation, and if not then resolved, may be determined by litigation, both subject to the provisions of this Section 8.

             8.2  MEDIATION.

             (a) Any Claim shall first be the subject of a non-binding mediation ("MEDIATION"), conducted in the County of Alameda, State of California, by a retired judge or other mediator who is a member of Judicial Arbitration & Mediation Services, Inc./Endispute ("JAMS") or other agreed upon mediator. Any Share Holder, Manager or the Company may initiate the Mediation by written notice to the Company, Manager or the Share Holder(s) involved in the Claim. The date the notice is given is referred to as the "MEDIATION INITIATION DATE."

             (b) The mediator ("MEDIATOR") shall be selected by mutual agreement to the parties to the Claim or, if they cannot agree within thirty
(30) days after the Mediation Initiation Date, the Mediator shall be selected through such procedures as JAMS regularly follows.

             (c) The Mediation shall be held within thirty (30) days after the Mediator is selected, or such longer period as the parties to the Claim and the Mediator mutually decide.

             (d) The Company shall bear the cost of the Mediator's fees and expenses, but each party to the Claim shall pay its own attorneys' and expert witness fees and any other related costs.

             8.3  LITIGATION.

             (a) If the Claim has not been resolved by Mediation as provided in this Section 8 within one hundred eighty (180) days of the Mediation Initiation Date, either party may initiate litigation upon ten (10) days written notice to the other party; provided, however, that if one party has requested the other to participate in the Mediation and the other has failed to participate, the requesting party may initiate litigation before the expiration of the above period.

             (b) The procedures specified in this Section 8 shall be the sole and exclusive procedures for the resolution of Claims; provided, however, that a party, without prejudice to the procedures of this Section 8, may file a complaint for statute of limitations purposes or to seek a preliminary injunction or other provisional relief judicial relief if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties shall continue to participate in good faith in the procedures specified in this Section 8.

             (c) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this
Section 8 are pending. The parties will take such action, if any, required to effectuate the tolling.

             (d) Each Share Holder, Manager and the Company irrevocably submit in any suit, action or proceeding arising out of a Claim to the jurisdiction of the Superior Court of County of Alameda, State of California or the United States District Court in the Northern District of California.

             (e) In any suit, action or proceeding arising out of a Claim, each party to the Claim shall pay its own attorneys' and expert witness fees and any other related costs.

SECTION 9.  RIGHTS AGREEMENT

             At the discretion of the Advisory Board, the Company may enter into the Rights Agreement in substantially the form attached to this Agreement as Exhibit B (the "RIGHTS AGREEMENT") and may perform such acts and make such elections as are required or permitted under the Rights Agreement.

SECTION 10.  GENERAL PROVISIONS

             10.1 GOVERNING LAW. This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware.

             10.2 BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of the Share Holders, and their respective distributees, successors and assigns; provided, however, nothing contained in this Section
10.2 shall limit the effectiveness of any restriction on transfers of Shares.

             10.3 TERMS. Any reference to the Act, the Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

             10.4 HEADINGS. All headings are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

             10.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, the provision will be fully severable; this Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

             10.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and counterpart signature pages may be assembled to form a single original document.

             10.7 ADDITIONAL DOCUMENTS AND ACTS. Each Share Holder agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated by this Agreement.

             10.8 NO THIRD PARTY BENEFICIARY. This Agreement is made solely and specifically among and for the benefit of the parties, and their respective successors and assigns subject to the express provisions relating to successors and assigns, and no other Person will have any rights, interest or claims or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

             10.9 NOTICES. All notices, consents, requests, demands or other communications to or upon the respective parties shall be in writing and shall be effective for all purposes upon receipt on any business day before 5:00 PM local time and on the next business day if received after 5:00 PM or on other than a business day, including without limitation, in the case of (i) personal delivery, (ii) delivery by messenger, express or air courier or similar courier, (iii) delivery by United States first class certified or registered mail, postage prepaid and (iv) transmittal by telecopier or facsimile. In this section "business days" means days other than Saturdays, Sundays, and federal and state legal holidays. Receipt of communications by United States first class or registered mail will be sufficiently evidenced by return receipt. Receipt of communications by facsimile shall be sufficiently evidenced by a machine generated report of transmission without notation of error. In the case of illegible or otherwise unreadable facsimile transmissions, the receiving party shall promptly notify the transmitting party of any transmission problem and the transmitting party shall promptly resend any affected pages.

             10.10  AMENDMENTS.

             (a) AMENDMENTS TO AGREEMENT. Except to the extent the Manager has the authority to amend this Agreement, it may be amended in whole or in part only as provided in Section 5.3. Provided an amendment has been approved as required by this Agreement, the amendment may be signed by the Manager on behalf of the Share Holders. If any conflict arises between the provisions of the amendment, or amendments, and the terms of this Agreement, the most recent provisions shall govern and control.

             (b) AMENDMENTS BY MANAGER. This Agreement may be amended by the Manager without the consent of any of the Share Holders: (1) as provided in Sections 2.3 and 4.2(q); (2) as provided in Section 5.5(e); (3) to cure any ambiguity, to correct or supplement any provision of this Agreement which may be inconsistent with any other provisions of this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement not inconsistent with the intent of this Agreement; and (4) to change any provision of this Agreement required to be so changed by the staff of the Securities and Exchange Commission or other federal agency or a state "Blue Sky" commissioner, a listing agency, or similar official, which change is deemed by the commissioner, agency, or official to be for the benefit or protection of the Share Holders.

             (c) AMENDMENTS TO CERTIFICATE. The Certificate shall be amended whenever required by the provisions of this Agreement or by the Act. Any such amended Certificate shall be filed for record by the Manager as required by the Act, and this Agreement shall also be amended as necessary to reflect such change.

             10.11 TITLE TO COMPANY PROPERTY. Legal title to all property of the Company will be held and conveyed in the name of the Company.

             10.12 WAIVER. No waiver of any obligations under this Agreement will be enforceable or admissible unless set forth in a writing signed by the party against which enforcement or admission is sought. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Any waiver granted shall apply solely to the specific instance expressly stated.

             10.13 ENTIRE AGREEMENT. This Agreement contains the entire understanding between the Share Holders and supersedes any prior written or oral agreements between them regarding the same subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between the Share Holders relating to the subject matter of this Agreement which are not fully expressed in this Agreement.

             10.14 NO STATE LAW PARTNERSHIP. The Share Holders intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Share Holder be an agent, partner or joint venturer of any other Share Holder, for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.



             The Initial Members have executed this Agreement as of the date set forth above.

                 TRIAD SYSTEMS CORPORATION, a Delaware corporation        3055 MANAGEMENT CORP., a California corporation

                 By /S/ JAMES R. PORTER                                   By /s/ JAMES R. PORTER
                    --------------------                                     --------------------
                 Title: President                                         Title: Vice President, Secretary, & CFO









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